AMENDMENT TO MANAGEMENT AGREEMENT

         AMENDMENT as of January 1, 1996 to the Management Agreement dated as of January 1, 1995 (the "Management Agreement"), between ASSET INVESTORS
CORPORATION, a Maryland corporation (the "Company"), and FINANCIAL ASSET MANAGEMENT CORPORATION, a Delaware corporation (the "Manager").

                                    RECITALS

          A. The Company and the Manager entered into the Management Agreement pursuant to which the Manager performs the duties and responsibilities set forth in the Management Agreement, subject to the supervision of the Company's Board of Directors; and

         B. The Company desires to engage the Manager to perform the duties and responsibilities set forth in the Management Agreement on the terms set forth in the Management Agreement and this Amendment and the Manager desires to be so engaged for an additional one-year term.

         NOW, THEREFORE, in consideration for the mutual agreements herein set forth, the parties hereto agree as follows:

          1. A new definition of "GAAP Net Income" to be designated Section 2(d)(i) shall be added to the Management Agreement as follows:

                  (s)(i) "GAAP Net Income" means income as reported by the Company in its Form 10-Q or Form 10-K, as the case may be, filed with the Securities and Exchange Commission reduced by the Company's share of CAI's net income and increased by the expense for incentive compensation determined pursuant to Section 9(b) of this Agreement.

          2. Section 9(b) of the Management Agreement is amended and restated hereby as follows:

                  (b) Incentive Compensation. The Company shall pay the Manager as incentive compensation a yearly fee, in an amount equal to 20% of the dollar amount, if any, by which the Company's GAAP Net Income for each fiscal year, exceeds an amount equal to the Stockholders Equity, reduced by the basis of the Company's investment in CAI, multiplied by the Ten Year U.S. Treasury Rate plus one percentage point. If the GAAP Net Income of the Company is less than the amount equal to the Stockholders Equity, reduced by the basis of the Company's investment in CAI, multiplied by the Ten Year U.S. Treasury Rate plus one percentage point, the Manager shall refund to the Company the net year-to-date incentive compensation previously paid to the Manager during the current fiscal year, if any.


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                  The  quarterly  payment of such  amount by the  Company to the
         Manager, or refund to the Company from the Manager in the event the incentive compensation for any year-to-date period is less than the incentive compensation computed and paid to the Manager as of the previous year-to-date period, shall be computed each fiscal quarter on a cumulative year-to-date basis in an amount equal to (A) 20% of the dollar amount, if any, by which the year-to-date GAAP Net Income of the Company applicable to such fiscal quarter, exceeds an amount equal to the Stockholders Equity, reduced by the basis of the Company's investment in CAI, for such year-to-date period multiplied by the year-to-date Ten Year U.S. Treasury Rate plus one percentage point multiplied by the number of quarters during such year-to-date period divided by four; and (B) minus the year-to-date incentive compensation
         for  the  prior  fiscal   quarter.   If  the   year-to-date   incentive
         compensation computed through such fiscal quarter of the Company is less than the net year-to-date incentive compensation computed for the previous year-to-date fiscal quarter, the Manager shall refund to the Company the lesser of (i) the difference between the net year-to-date incentive compensation computed for the previous year-to-date fiscal quarter and the net year-to-date incentive compensation computed for the current fiscal quarter or (ii) the net year-to-date incentive compensation computed for the previous year-to-date fiscal quarter, if any. Such quarterly payment shall be paid to the Manager, or refunded to the Company, as provided by, and subject to adjustment under,
         Section 9(e) of this Agreement.

          3. The first paragraph of Section 9(d)((iii) of the Management Agreement is amended and restated hereby as follows:

                  (iii) for each Series of Non-Agency MBS Bonds issued or owned by the Company or any subsidiary of the Company with respect to the first class of such Series, the lesser of (A) $3,500 annually and (B) an amount equal to $3,500 multiplied by the percentage ownership of the Company or such subsidiary of the Company in such Non-Agency MBS Bonds, and for each additional class of such Series (C) $875 annually and (D) an annual amount equal to $875 multiplied by the percentage ownership of the Company or such subsidiary of the Company in such Non-Agency MBS Bond.

          4. Section 9(e) of the Management Agreement is amended and restated hereby as follows:

                           (e) Adjustment and Payment. The Manager shall compute the estimated compensation payable or refundable under Sections 9(a), 9(b), 9(c) and 9(d) hereof as soon as practicable after the end of each fiscal quarter, but no later than 35 days after the end of such quarter. A copy of such computations shall be thereafter promptly submitted to the Company. Such compensation shall be paid to the Manager, or refunded to the Company, no later than the 45th day after


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         such fiscal quarter as payment on account,  subject to adjustment under this Section 9(e) of this Agreement. The aggregate amount of the Manager's compensation under Sections 9(a), 9(b), 9(c) and 9(d) for each fiscal year shall be adjusted within: (x) 120 days after the end of such fiscal year; or (y) 120 days after the filing of the Company's federal income tax return for such fiscal year, whichever is later. Such adjustment shall be made to reflect additional information provided by the Company's tax return for such fiscal year. Any excess owed to, or refund owed by, the Manager shall be paid to the Manager or remitted by the Manager to the Company within ten days of presentment of the adjustment.

                  5.       Section 9(f) is hereby added as follows:

                  (f) Certain Expenses. If the Company requests any third party to render services to the Company or provide the Company with any data or information, other than those services and data required to be rendered and delivered by the Manager hereunder, such costs and expenses charged by such third parties, shall be paid by the Company. The Manager shall notify the Company's Board of Directors if the costs and expenses to be charged to the Company pursuant to this Section 9(f) shall exceed $50,000 per year.

                  6. Section 16 of the Management Agreement is amended and restated hereby as follows:

                  "This Agreement shall continue in force until December 31, 1996 unless otherwise renewed or extended."

                  7. This Amendment shall be deemed assigned to Financial Asset Management LLC in the same manner and to the same extent as the Management Agreement. Except as amended hereby, the Management Agreement shall remain in full force and effect. In the event of a conflict between this Amendment and the Management Agreement, the terms of this Amendment shall control.

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

[CORPORATE SEAL]                            ASSET INVESTORS CORPORATION


ATTEST:                                   By:/s/Spencer I. Browne
                                             -----------------------
                                        Name:  Spencer I. Browne
/s/ Daniel S. Japha                    Title:  President and Chief
- -------------------                            Executive Officer
Daniel S. Japha, Secretary


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                                           FINANCIAL ASSET MANAGEMENT
                                           CORPORATION


                                         By:/s/Kevin J. Nystrom
                                            -------------------------
                                       Name:   Kevin J. Nystrom
                                      Title:   Vice President and Chief
                                               Accounting Officer
















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